EXHIBIT 99.1

Innovation Pharmaceuticals’ Brilacidin Inhibits SARS-CoV-2 (COVID-19) by 97 Percent in a Human Lung Cell Line

Data From Ongoing Testing at U.S. Regional Biocontainment Laboratory

•	Data adds to growing body of research in both human and animal cell lines supporting Brilacidin’s robust antiviral properties against SARS-CoV-2

•	Brilacidin is a unique 3-in-1 antiviral, anti-inflammatory, antimicrobial COVID-19 drug candidate

WAKEFIELD, MA – June 17, 2020 (GLOBE NEWSWIRE) Innovation Pharmaceuticals (OTCQB:IPIX) (“the Company”), a clinical stage biopharmaceutical company, reports today receiving data from ongoing laboratory testing being conducted at a U.S. Regional Biocontainment Laboratory (RBL).

Brilacidin exhibited a statistically significant (p<0.0001) and potent inhibitory effect on SARS-CoV-2, the novel coronavirus responsible for COVID-19, in a human lung epithelial cell line–reducing viral load by 95 percent and by 97 percent, compared to control, at two therapeutic concentrations tested. Based on a CC50 value–the concentration of drug at which 50 percent of cells maintain viability–Brilacidin was also shown to be non-cytotoxic in the lung cell line.

The new lung cell line data reinforce previous testing conducted at the RBL, in VERO cells, where Brilacidin showed a similar robust inhibition, of 75 percent, against SARS-CoV-2 compared to control. Brilacidin has also been shown, in testing at the RBL, to be non-cytotoxic in VERO cells.

Additional details on the Brilacidin anti-SARS-CoV-2 testing being conducted at the RBL are planned to be submitted for publication upon completion.

“Brilacidin has now demonstrated potent inhibition of SARS-CoV-2 in human lung and kidney cell lines, and in VERO cells, in laboratory testing conducted by independent academic researchers at two institutions, both of whom plan to submit their findings for peer-review publication,” said Leo Ehrlich, Chief Executive Officer at Innovation Pharmaceuticals. “The antiviral data we are compiling provides compelling proof of Brilacidin’s impressive ability to inhibit the novel coronavirus, toward initiating a clinical study of Brilacidin for COVID-19.”

Testing results observed to date formed the basis for a federal grant application that was submitted last week by the RBL, in collaboration with the Company, proposing to evaluate Brilacidin’s potential as a pan-coronavirus therapeutic, with possible extension into other viruses. The Company is in the process of manufacturing Brilacidin for intravenous (IV) dosing and will be seeking FDA guidance for a planned COVID-19 clinical study.

For researchers and institutions interested in collaborating on Brilacidin for COVID-19, please send inquiries to: covid19@ipharminc.com

Brilacidin and COVID-19

Brilacidin is one of the few drugs targeting COVID-19 that has been tested in human trials (a total of 8) for other clinical indications, providing an established safety and efficacy database on over 460 subjects, thereby potentially enabling it to rapidly help address the novel coronavirus crisis. Ongoing laboratory testing conducted at a U.S. Regional Biocontainment Laboratory (RBL), and at a Public Health Research Institute (PHRI), supports Brilacidin’s antiviral ability to safely inhibit SARS-CoV-2 in both human and animal cell lines. A molecular screening study of 11,552 compounds also supports Brilacidin as a promising novel coronavirus treatment. Additional pre-clinical and clinical data support Brilacidin’s potential to inhibit IL-6, IL-1β, TNF-α and other pro-inflammatory cytokines and chemokines, which have been identified as central drivers in the worsening prognoses of hospitalized COVID-19 patients. Brilacidin’s robust antimicrobial properties might also help to fight secondary bacterial infections, which can co-present in up to 20 percent of COVID-19 patients. These data collectively support Brilacidin as a unique 3 in 1 combination–antiviral, immuno/anti-inflammatory, and antimicrobial–anti-COVID-19 therapeutic candidate.

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About Innovation Pharmaceuticals

Innovation Pharmaceuticals Inc. (IPIX) is a clinical stage biopharmaceutical company developing a world-class portfolio of innovative therapies addressing multiple areas of unmet medical need, including inflammatory diseases, cancer, infectious disease, and dermatologic diseases. Brilacidin, a versatile compound with broad therapeutic potential, is in a new chemical class called defensin-mimetics. A Phase 2 trial of Brilacidin as an oral rinse for the prevention of Severe Oral Mucositis (SOM) in patients with Head and Neck Cancer, met its primary and secondary endpoints, including reducing the incidence of SOM. The Company plans to advance Brilacidin oral rinse into Phase 3 development, subject to available financial resources. Positive results were also observed in a Phase 2 Proof-of-Concept trial treating patients locally with Brilacidin for Ulcerative Proctitis/Ulcerative Proctosigmoiditis (UP/UPS). Brilacidin for UP/UPS was licensed to Alfasigma S.p.A. in July 2019. A Phase 2b trial of Brilacidin showed a single intravenous dose of the drug delivered comparable outcomes to a seven-day dosing regimen of the FDA-approved blockbuster daptomycin in treating Acute Bacterial Skin and Skin Structure Infection. Kevetrin is a novel anti-cancer drug shown to modulate p53, often referred to as the “Guardian Angel Gene” due to its crucial role in controlling cell mutations and has successfully completed a Phase 2 trial in Ovarian Cancer. More information is available on the Company website at www.IPharmInc.com.

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Forward-Looking Statements: This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 including statements concerning the future execution of a definitive agreement with a global pharmaceutical company and the anticipated terms thereof, our future drug development plans, statements regarding the antiviral capabilities and therapeutic potential of Brilacidin and its impact on SARS-CoV-2 (COVID-19) and other coronaviruses; other statements regarding future product developments, and markets, including with respect to specific indications, and any other statements which are other than statements of historical fact. These statements involve risks but not limited to risks related to conducting pre-clinical studies and clinical trials and seeking IND regulatory approval for Brilacidin; that prior test results may not be replicated in future studies and trials, uncertainties and assumptions that could cause the Company’s actual results and experience to differ materially from anticipated results and expectations expressed in these forward-looking statements. The Company has in some cases identified forward-looking statements by using words such as “anticipates,” “believes,” “hopes,” “estimates,” “looks,” “expects,” “plans,” “intends,” “goal,” “potential,” “may,” “suggest,” and similar expressions. Among other factors that could cause actual results to differ materially from those expressed in forward-looking statements are the Company’s need for, and the availability of, substantial capital in the future to fund its operations and research and development; including the amount and timing of the sale of shares of common stock under securities purchase agreements; the fact that the Company’s licensee(s) may not successfully complete pre-clinical or clinical testing and the Company will not receive milestone payments, or the fact that the Company’s compounds may not successfully complete pre-clinical or clinical testing, or be granted regulatory approval to be sold and marketed in the United States or elsewhere. A more complete description of these risk factors is included in the Company’s filings with the Securities and Exchange Commission. You should not place undue reliance on any forward-looking statements. The Company undertakes no obligation to release publicly the results of any revisions to any such forward-looking statements that may be made to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events, except as required by applicable law or regulation.

INVESTOR AND MEDIA CONTACT

Innovation Pharmaceuticals Inc.

Leo Ehrlich

info@ipharminc.com

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